VOXX International Corporation Nominates Stan Glasgow to Stand for Election to Board of Directors at 2013 Annual Meeting of Shareholders

HAUPPAUGE, N.Y., April 8, 2013 /PRNewswire/ -- VOXX International Corporation (NASDAQ: VOXX) announced today that, on March 22, 2013, its Board of Directors nominated Stan Glasgow, former Chairman of Sony Electronics Inc. for election to the Company's Board of Directors at the Annual Meeting of Shareholders, scheduled to be held in July 2013. If elected, Mr. Glasgow is expected to serve on the Audit and Compensation committees.

Mr. Glasgow has over 40 years of global consumer electronics, display technology and computer industry-related experience. He worked for Sony Electronics from 2001 to 2012 including two years as Chairman, and four years as President, and last served as Senior Advisor to the Entrepreneurship & Innovation Group of Sony Corporation of America.

Prior to joining Sony Electronics in 2001, Mr. Glasgow was owner and President of Capetech Sales Inc., a California-based company, which had annual sales in excess of $500 million and sold display products and provided consulting services to electronics companies in Asia. Prior to that, Mr. Glasgow was Chief Operating Officer and President of Capetronic Computer Products, a Hong Kong-based public display manufacturing and engineering company with factories in Taiwan, Thailand, China and the United States. Mr. Glasgow has also held various management, sales, engineering and manufacturing positions at GTE Corporation and BorgWarner, Inc., including managing the television and stereo manufacturing facilities for GTE Sylvania in Asia.

Mr. Glasgow has served as a Member of the Executive Board of the Consumer Electronics Association. He is a member of the Dean's Advisory Council of the Rady School of Management at the University of California, San Diego and is a Director of the San Diego Telecom Council.

Commenting on the announcement, John Shalam, Chairman stated, "We first met Stan several years ago when he was serving on the Executive Board of the CEA. He is a proven and respected leader in the consumer electronics industry, and both I and the VOXX International Board of Directors believe he will be a tremendous addition to our organization. It is with great pleasure we announce today, that he will be standing for election at our upcoming Annual Shareholders Meeting."

Shalam continued, "I would also like to thank Philip Christopher and Dennis McManus for their invaluable council and leadership and wish them nothing but continued success. Both played a large role in shaping our strategic direction throughout the years, most notably during our expansion in wireless communications given their backgrounds. Since our divestiture of Cellular in December 2004, we've made ten acquisitions and our business is now more aligned with consumer markets - be it in accessories, premium audio and automotive. We believe Stan's background, relationships and expertise makes him a perfect fit as an independent Director for VOXX and we look forward to welcoming him to our Board, pending shareholder approval."

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) is the new name for Audiovox Corporation, a company that was formed over 45 years ago as Audiovox that has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Through its wholly owned subsidiaries, VOXX International proudly is recognized as the #1 premium loudspeaker company in the world, and has #1 market positions in automotive video entertainment and remote starts, digital TV tuners and digital antennas. The Company's brands also hold #1 market share for TV remote controls and reception products and leading market positions across a wide-spectrum of other consumer and automotive segments.

Today, VOXX International is a global company ... with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world's leading automotive manufacturers. The company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which is now comprised of over 30 trusted brands. Among the key domestic brands include Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, CarLink®, Excalibur® and Prestige®. International brands include Hirschmann®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®,

Oehlbach® and Incaar™. The Company continues to drive innovation throughout all of its subsidiaries, and maintains its commitment to exceeding the needs of the consumers it serves. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 29, 2012.

Company Contact:
Glenn Wiener
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

SOURCE VOXX International Corporation